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                                                                  EXHIBIT 3.1(B)

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

     KRAUSE'S FURNITURE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of KRAUSE'S FURNITURE, INC., at a meeting duly held on June 29, 1995, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

     RESOLVED, that the Certificate of Incorporation of KRAUSE'S FURNITURE, INC. be amended by changing the FOURTH Article thereof so that, as amended, said Article shall be and read as follows:

     "The total number of shares of stock which the corporation shall have authority to issue is Nine Million (9,000,000), of which Eight Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (8,333,333) shares of the par value of One Tenth of One Cent ($0.001) each, amounting in the aggregate to Eight Thousand Three Hundred Thirty-Three and 33/100ths ($8,333.33) Dollars shall be common stock, and of which Six Hundred Sixty-Six Thousand, Six Hundred Sixty-Seven (666,667) shares of the par value of One Tenth of One Cent ($0.001) each, shall be preferred stock.

     "Preferred shares may be issued in one or more series and the number of shares, designations, preferences, rights and restrictions of each series shall be fixed by resolution or resolutions by the Board of Directors.

     "Upon the amendment of this article to read as hereinabove set forth, each three (3) outstanding shares is combined, reconstituted and converted into one
(1) share."

     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware, and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said KRAUSE'S FURNITURE, INC. has caused this certificate to be signed by STEPHEN P. ANDERSON, its President, and attested by GARY S. VANDEWEGHE, its Secretary, this 28th day of July, 1995.

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
ATTEST:                                           KRAUSE'S FURNITURE, INC.
/s/  GARY S. VANDEWEGHE                           By: /s/  Stephen P. Anderson
- ---------------------------------------------     ---------------------------------------------
GARY S. VANDEWEGHE                                STEPHEN P. ANDERSON
Secretary                                         President
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